Exhibit 99.(10)(a)

[SUTHERLAND ASBILL & BRENNAN LLP]

THOMAS E. BISSET

Direct Line: (202) 383-0118

Internet:  thomas.bisset@sutherland.com

April 26, 2012

VIA EDGAR

Farm Bureau Life Insurance Company

5400 University Avenue

West Des Moines, IA  50266

Re:          Farm Bureau Life Annuity Account

(File No. 33-67538)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 25 to the Registration Statement on Form N-4 for Farm Bureau Life Annuity Account (File No. 33-67538).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Thomas E. Bisset
Thomas E. Bisset